Investor Contact:	Randy Atkinson
(954) 308-7639
randalatkinson@sfngroup.com

Media Contact:	Lesly Cardec
(800) 422-3819
leslycardec@sfngroup.com
SFN Group Announces Appointment of Brigadier General (Ret)
Lawrence E. Gillespie, Sr. to its Board of Directors
FORT LAUDERDALE, Fla., April 8, 2010 — SFN Group, Inc. (NYSE: SFN) today announced the appointment of Brigadier General (Ret) Lawrence E. Gillespie, Sr. to its board of directors. Gillespie was elected to serve as a director by the board on April 2, 2010.
Gillespie is a senior executive with over 30 years of progressive leadership in the aerospace and security industry and as a General Officer in the United States Army. He has served as a trusted advisor to both government and business entities in North America, Europe, Africa and South America on strategic programs in a number of areas, including security, transportation, aviation, infrastructure rebuilding and resource procurement. He also recently received an appointment to the Defense Intelligence Agency Advisory Board.
Gillespie is a decorated veteran who served two tours of duty in Vietnam. His last active duty assignment was as the Assistant Deputy Commanding General for the United States Army Material Command. In this position, he was responsible for managing the worldwide Y2K compliance for the command. Gillespie has also worked extensively with the Federal Aviation Administration and the Homeland Security Agency.
James J. Forese, SFN’s Chairman of the Board, commented, “The Board is honored to have someone with Larry’s experience join SFN’s board. We are confident that his extensive background and leadership knowledge in strategy development and execution will contribute significantly to our organization.”
Mr. Gillespie has a BA from the State University of New York and an MPA from Shippensburg University. He is a graduate of the prestigious Army War College and also graduated from the Harvard University National and International Security course at John F. Kennedy School of Government. Additionally, he currently serves on the International Advisory Board for Forbes and Manhattan, Inc., a private merchant bank in Toronto, Canada.
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About SFN Group, Inc.
SFN Group (NYSE:SFN) is a strategic workforce solutions company that provides professional services and general staffing to help businesses more effectively source, deploy and manage people and the work they do. As an industry pioneer, SFN Group has sourced, screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs for more than 60 years.
With nearly 600 locations in the United States and Canada, SFN delivers strategic workforce solutions that improve business performance. From outsourcing to technology to professional services to staffing, SFN delivers the best combination of people, performance and service to improve the way work gets done. It provides its services to approximately 8,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. The company employs more than 160,000 people annually through its network and is one of North America’s largest employers. SFN provides its solutions through a family of specialized businesses: Technisource, Tatum, The Mergis Group, Todays Office Professionals, SourceRight Solutions and Spherion Staffing Services.
To learn more, visit www.sfngroup.com.
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